Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 226-0020
Investors:
Integrated Corporate Relations
Allison Malkin
(203) 682-8225
ULTA ANNOUNCES THIRD QUARTER FISCAL 2007 RESULTS — INTRODUCES GUIDANCE
Third Quarter Revenues Rise 25.4% to $208.2 Million
Third Quarter Comparable Store Sales Increase 6.7%
Third Quarter Net Income Rises 16.3%
     Romeoville, IL — December 11, 2007 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week (“Third Quarter”) and thirty-nine week (“First Nine Months”) periods ended November 3, 2007, which compares to the same periods ended October 28, 2006 in the prior year.
For the Third Quarter:
•	Net sales increased 25.4% to $208.2 million from $166.1 million in the third quarter of fiscal 2006;

•	Comparable store sales (sales for stores open at least 14 months) increased 6.7%, compared to an increase of 15.6% (as realigned for the 53rd week calendar shift) in the third quarter of fiscal 2006;

•	Operating income increased 13.2% to $8.0 million, compared to $7.0 million in the third quarter of fiscal 2006;

•	Net income rose 16.3% to $4.2 million, compared to $3.6 million in the third quarter of fiscal 2006;

•	On a GAAP basis, income per diluted share was $0.05, compared to income per diluted share of $0.00 in the third quarter of fiscal 2006; and

•	Adjusted income per diluted share was $0.08, compared to adjusted income per share of $0.07 in the third quarter of fiscal 2006. Adjusted income per share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares for the period. See Exhibit 4 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.
     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “The third quarter marked a highly productive and successful period for our Company. We reported continued strength in sales and earnings, demonstrating our ongoing ability to provide consumers with a compelling beauty shopping experience, by having the right brands and the right value proposition available at convenient locations with friendly, approachable service. We successfully opened a record 26 new stores and remodeled 7 existing locations during the quarter. I am pleased with our positioning as we start the holiday period and equally excited to begin this next phase of our journey as a public company focused on increasing value for all Ulta stakeholders.”
     On October 30, 2007, Ulta closed its initial public offering of common stock in which the Company sold 7,666,667 shares raising net proceeds of $123.9 million. Net proceeds were used to pay $93.0 million of accumulated preferred dividends, $4.8 million to redeem the Company’s Series III preferred stock, and $26.1 million to reduce borrowings and for general corporate purposes. In connection with the offering, the Company also converted 41,524,002 preferred shares into common shares.
For the First Nine Months:
•	Net sales increased 23.5% to $602.8 million from $488.1 million in the first nine months of fiscal 2006;

•	Comparable store sales increased 7.4%, compared to a comparable store sales increase of 13.7% (as realigned for the 53rd week calendar shift) in the first nine months of fiscal 2006;

•	Operating income was $22.8 million, compared to $23.8 million in the first nine months of fiscal 2006. Operating income for the fiscal 2007 first nine month period includes the impact of $2.8 million of warehouse management software implementation related costs, $1.9 million of incremental accelerated depreciation expense related to the Company’s store remodel program, and $3.8 million of incremental pre-opening expenses;

•	Net income was $11.7 million, compared to $12.9 million in the first nine months of fiscal 2006;

•	On a GAAP basis, income per diluted share was $0.05, compared to income per diluted share of $0.26 in the first nine months of fiscal 2006; and

•	Adjusted income per diluted share was $0.20, compared to $0.23 in the first nine months of fiscal 2006. Adjusted income per share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares for the period. See Exhibit 4 for a complete description and reconciliation of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.

Third Quarter Operating Highlights
     The net sales increase was driven by a 6.7% comparable sales increase and 49 new stores opened since the third quarter last year. The comparable store sales increase reflected solid gains in customer traffic and average ticket growth driven by the effectiveness of our marketing strategy and the continued strength in the Prestige category. The Company successfully re-launched its e-commerce site on November 16, 2007, which was later than originally planned and, therefore, modestly affected total sales growth in the quarter.
     Gross profit in the third quarter of fiscal 2007 was $68.1 million, or 32.7% of net sales, compared to $50.7 million, or 30.6% of net sales, in fiscal 2006. The improvement in gross profit margin for the third quarter of fiscal 2007 is primarily due to an increase in vendor advertising allowances largely offsetting increased advertising expense incurred during the period. There was also a decrease in the amount of accelerated depreciation associated with store remodels as compared to the same period in fiscal 2006.
     Selling, general and administrative expenses (SG&A) in the third quarter of fiscal 2007 were $55.6 million, or 26.7% of net sales, compared to $40.8 million, or 24.6% of net sales, in the third quarter of fiscal 2006. The increase in third quarter SG&A as a percentage of net sales is primarily due to one incremental advertising vehicle during the quarter due to the 53rd week calendar shift as well as incremental advertising expense, both of which were largely offset by increased vendor advertising allowances. The Company also incurred incremental stock compensation expense of approximately $0.9 million versus the same period last year.
     Pre-opening expenses in the third quarter of fiscal 2007 were $4.5 million, or 2.2 % of net sales, compared to $2.9 million, or 1.7% of net sales for the third quarter of fiscal 2006 reflecting 26 new stores and 7 remodeled stores opened during the quarter as compared to 11 new stores and 5 remodels in the prior year quarter.
     Merchandise inventories at the end of the quarter were $219.5 million, reflecting a $62.7 million increase compared to the fiscal 2006 third quarter. Approximately $42.7 million of the increase resulted from the addition of 49 new stores opened since the end of the fiscal 2006 third quarter. In addition, approximately $15.0 million of the inventory increase relates to the calendar shift. This calendar shift causes each quarter in fiscal 2007 to begin and end one week later than the comparable prior year quarter. As a result, the third quarter in fiscal 2007 ended one week closer to Christmas resulting in an additional $15.0 million of seasonal inventory, as measured on an average per store basis. Excluding the effects of the calendar shift, inventory at November 3, 2007, on an average per store basis, increased 3% compared to the prior year quarter end.
Outlook
     “As we look ahead, we continue to believe we are operating in the highly desirable specialty retail channel, within the beauty category, which is poised for sustained rates of growth. At the same time, we recognize that the macro economic environment has created increased levels of competition for consumer spending across all retail sectors and the retail calendar this year has lengthened the holiday season with critical shopping weeks still ahead of us. As we continue into the holiday season, we will prudently balance marketing to drive comparable store sales against the goal of maximizing profitability and earnings. With this in mind, we have provided guidance for the fourth quarter that we believe is realistic and achievable taking into account the promotional nature of the holiday shopping season to date,” Ms. Kirby concluded.
     The Company is introducing fourth quarter and full year guidance for fiscal 2007. For the fourth quarter of fiscal 2007, the Company estimates net sales in the range of $304.0 million to $310.0 million, compared to actual fourth quarter fiscal 2006 net sales of $267.0 million. Comparable store sales are expected to increase in the range of 4% to 6%. Income per diluted share is estimated in the range of $0.22 to $0.24, compared to actual fourth quarter fiscal 2006 income per diluted share of $0.19.
     For the full year fiscal 2007, the Company estimates net sales in the range of $907.0 million to $913.0 million, compared to actual fiscal 2006 net sales of $755.1 million. Comparable store sales are expected to increase by 6.2% to 6.9%. Income per diluted share is estimated in the range of $0.47 to $0.49, compared to actual fiscal 2006 income per diluted share of $0.45.

     The Company’s annual long term growth targets include: (i) comparable store sales increase in the mid single digit range; (ii) square footage expansion of 20%-25%; and (iii) net income growth of 25%-30%.
Store Opening Plans
     The Company plans to open 53 new stores and remodel 17 stores in fiscal 2007. During the third quarter, the Company opened 26 stores and remodeled 7 stores ending the quarter with 237 stores and 2,461,360 square feet in operation. During the fourth quarter, the Company opened 11 new stores and remodeled 3 stores and plans to open an additional new store in January. The Company plans to end the year with approximately 249 locations, increasing square footage by 28% to approximately 2,589,794 square feet.
Conference Call Information
     A conference call to discuss third quarter results is scheduled for today, December 11, 2007 at 9:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 802-8577 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.ulta.com and remain available for 90 days. A replay of this call will be available until midnight (ET) on December 18, 2007 and can be accessed by dialing (877) 519-4471 and entering code 9488800.
About ULTA
     ULTA is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. ULTA provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. ULTA offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. ULTA also offers a full-service salon in all of its stores. The Company currently operates 237 retail stores across 30 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements:

     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the strength of the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our final prospectus filed in connection with our initial public offering on October 25, 2007. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
ULTA Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share and percentage amounts)
(Unaudited)

	Three months ended
	November 3,		October 28,
	2007		2006

Net sales	$208,235	100.0%	$166,075	100.0%
Cost of sales	140,156	67.3%	115,332	69.4%

Gross profit	68,079	32.7%	50,743	30.6%

Selling, general and administrative expenses	55,609	26.7%	40,797	24.6%
Pre-opening expenses	4,494	2.2%	2,901	1.7%

Operating income	7,976	3.8%	7,045	4.2%
Interest expense	1,307	0.6%	1,031	0.6%

Income before income taxes	6,669	3.2%	6,014	3.6%
Income tax expense	2,463	1.2%	2,397	1.4%

Net income	$4,206	2.0%	$3,617	2.2%

Less preferred dividends	3,598		3,608

Net income available to common stockholders	$608		$9

Net income per common share:
Basic	$0.06		$0.00
Diluted	$0.05		$0.00

Weighted average common shares outstanding:
Basic	10,179		6,652
Diluted	12,476		8,354

Exhibit 2
ULTA Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share and percentage amounts)
(Unaudited)

	Nine months ended
	November 3,		October 28,
	2007		2006

Net sales	$602,797	100.0%	$488,101	100.0%
Cost of sales	416,173	69.0%	337,238	69.1%

Gross profit	186,624	31.0%	150,863	30.9%

Selling, general and administrative expenses	154,779	25.7%	121,718	24.9%
Pre-opening expenses	9,064	1.5%	5,328	1.1%

Operating income	22,781	3.8%	23,817	4.9%
Interest expense	3,465	0.6%	2,488	0.5%

Income before income taxes	19,316	3.2%	21,329	4.4%
Income tax expense	7,585	1.3%	8,448	1.7%

Net income	$11,731	1.9%	$12,881	2.6%

Less preferred dividends	11,219		10,579

Net income available to common stockholders	$512		$2,302

Net income per common share:
Basic	$0.06		$0.42
Diluted	$0.05		$0.26

Weighted average common shares outstanding:
Basic	8,252		5,422
Diluted	10,447		49,283

Exhibit 3
ULTA Salon, Cosmetics & Fragrance, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	November 3,	February 3,	October 28,
	2007	2007	2006
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,512	$3,645	$3,221
Receivables, net	16,089	18,476	13,905
Merchandise inventories	219,453	129,237	156,788
Prepaid expenses and other current assets	27,726	15,276	17,526
Deferred income taxes	5,614	5,412	3,285

Total current assets	272,394	172,046	194,725

Property and equipment, net	226,533	162,080	159,114
Deferred income taxes	4,125	4,125	5,875
Other assets	—	346	292

Total assets	$503,052	$338,597	$360,006

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$41,962	$—	$33,485
Accounts payable	85,985	43,071	60,251
Accrued liabilities	55,669	38,604	38,933
Accrued income taxes	—	2,266	—

Total current liabilities	183,616	83,941	132,669

Notes payable — less current portion	55,038	50,737	37,826
Deferred rent	66,655	50,367	47,146

Total liabilities	305,309	185,045	217,641

Series III redeemable preferred stock	—	4,792	4,792

Total stockholders’ equity	197,743	148,760	137,573

Total liabilities and stockholders’ equity	$503,052	$338,597	$360,006

Exhibit 4
ULTA Salon, Cosmetics & Fragrance, Inc.
Unaudited Non-GAAP Income per Basic and Diluted Share
(A Non-GAAP Financial Measure)
On October 30, 2007, the Company completed an initial public offering (IPO) in which it sold 7,666,667 shares of common stock. Also in connection with the offering, the Company converted 41,524,002 preferred shares into common shares and paid in full approximately $93.0 million of accumulated dividends in arrears on its preferred stock.
The Company has provided non-GAAP adjusted income per basic and diluted share for the three and nine months ended November 3, 2007 and October 28, 2006 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s net income and income per basic and diluted share after adjusting for the effects of the Company’s IPO. The As Adjusted net income per basic and diluted share reflects the following for all periods presented: (i) weighted average effect of the IPO shares, (ii) elimination of preferred stock dividends, and (iii) conversion of the preferred shares as of the beginning of the period. The Company believes the non-GAAP adjusted income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations. A reconciliation of this non-GAAP information to the Company’s actual results for the three and nine months ended November 3, 2007 and October 28, 2006 are as follows:

Exhibit 4

	(In thousands, except per share amounts)
	Three months ended
	November 3, 2007			October 28, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Net income	$4,206	$—	$4,206	$3,617	$—	$3,617
Less preferred stock dividends	3,598	3,598	—	3,608	3,608	—

Net income available to common stockholders	$608	$3,598	$4,206	$9	$3,608	$3,617

Net income per common share:
Basic	$0.06		$0.09	$0.00		$0.07
Diluted	$0.05		$0.08	$0.00		$0.07

Weighted average common shares outstanding:
Basic	10,179	39,243	49,422	6,652	42,173	48,825
Diluted	12,476	39,243	51,719	8,354	42,173	50,527

	Nine months ended
	November 3, 2007			October 28, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Net income	$11,731	$—	$11,731	$12,881	$—	$12,881
Less preferred stock dividends	11,219	11,219	—	10,579	10,579	—

Net income available to common stockholders	$512	$11,219	$11,731	$2,302	$10,579	$12,881

Net income per common share:
Basic	$0.06		$0.24	$0.42		$0.27
Diluted	$0.05		$0.23	$0.26		$0.26

Weighted average common shares outstanding:
Basic	8,252	40,764	49,016	5,422	41,893	47,315
Diluted	10,447	40,764	51,211	49,283	141	49,424

Store Expansion Plans
Fiscal 2007

	Total stores open	Number of stores	Total stores
	at beginning of	opened during	open at end of
Quarter	the quarter	the quarter	the quarter
1st Quarter (Actual)	196	7	203
2nd Quarter (Actual)	203	8	211
3rd Quarter (Actual)	211	26	237
4th Quarter (Projected)	237	12	249
Fiscal 2007

		Gross square feet
	Total gross square	for stores	Total gross square
	feet at beginning of	opened or expanded	feet at end of
Quarter	the quarter	during the quarter	the quarter
1st Quarter (Actual)	2,023,305	72,970	2,096,275
2nd Quarter (Actual)	2,096,275	87,320	2,183,595
3rd Quarter (Actual)	2,183,595	277,766	2,461,360
4th Quarter (Projected)	2,461,360	128,434	2,589,794